Adorno & Yoss
                         a limited liability partnership
                     350 East Las Olas Boulevard, Suite 1700
                       Fort Lauderdale, Florida 33301-4217
                   phone: (954) 763-1200, fax: (954) 766-7800
                                 www.adorno.com



Brian A. Pearlman                                   Direct Line:  (954) 766-7879
                                                    Email:  bpearlman@adorno.com




                                                    October 12, 2005



U.S. Securities and Exchange Commission
Division of Corporation Finance
450 5th Street, N.W.
Washington, DC  20549


         Re: Alec Bradley Cigar Corporation Preliminary Information Statement Filed On Schedule 14C (filed on October 12, 2005)

Dear Sirs:

         Please direct any comments or questions to the Schedule 14C Information Statement filed by Alec Bradley Cigar Corporation to the undersigned.

                                                     Sincerely,


                                                     /s/ Brian A. Pearlman
                                                     ---------------------
                                                     Brian A. Pearlman

BAP/sm
Encl.

cc:  Alec Bradley Cigar Corporation
       Online Vacation Center Holdings, Inc,